Exhibits 5.3 and 23.3

February 16, 2024

PEPSICO SINGAPORE FINANCING I PTE. LTD.
PEPSICO, INC.
c/o PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

PEPSICO SINGAPORE FINANCING I PTE. LTD.

ISSUE OF FLOATING RATE NOTES DUE 2027, 4.650% SENIOR NOTES DUE 2027, 4.550% SENIOR NOTES DUE 2029 AND 4.700% SENIOR NOTES DUE 2034

Ladies and Gentlemen:

We have acted as special Singapore counsel to PepsiCo Singapore Financing I Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore (the “Issuer”), in connection with the Registration Statement on Form S-3 (File Nos. 333-277003 and 333-277003-01 ) filed by the Issuer and PepsiCo, Inc., a North Carolina corporation (“PepsiCo”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), on February 12, 2024 (collectively, the “Registration Statement”) for the registration by (i) the Issuer of $300,000,000 aggregate principal amount of Floating Rate Notes due 2027 (the “2027 Floating Rate Notes”), $550,000,000 aggregate principal amount of 4.650% Senior Notes due 2027 (the “2027 Notes”), $450,000,000 aggregate principal amount of 4.550% Senior Notes due 2029 (the “2029 Notes”) and $450,000,000 aggregate principal amount of 4.700% Senior Notes due 2034 (the “2034 Notes,” and together with the 2027 Floating Rate Notes, the 2027 Notes and the 2029 Notes, the “Notes”) and (ii) PepsiCo of its guarantees in respect of the Notes (such guarantees, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture (the “Indenture”) dated as of February 12, 2024 among the Issuer, PepsiCo and U.S. Bank Trust Company, National Association, as trustee, and to be sold pursuant to a Terms Agreement dated as of February 12, 2024 (incorporating the PepsiCo Singapore Underwriting Agreement Standard Provisions dated as of February 12, 2024, the “Terms Agreement”) among the Issuer, PepsiCo and the several underwriters named therein. This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Securities.

As the Issuer’s special Singapore counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Issuer’s certificate confirming incorporation and the Issuer’s constitution (together, the “Constitutional Documents”), each as at February 15, 2024, and have examined originals or copies, certified or otherwise identified to our satisfaction, of resolutions duly adopted by the Board of Directors of the Issuer on February 7, 2024 (the “Resolutions”), as provided to us by the Issuer, certificates of public officials and of representatives of the Issuer, and statutes and other instruments and documents, as a basis for the opinion hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Issuer with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed with your permission (a) the documents submitted to us for examination is a complete and up-to-date copy and has not in any way been amended, varied, revoked or substituted since the same was delivered to us; (b) that the signatures, seal, stamps and/or markings on original, electronic or certified copies of all documents (i) are genuine and authentic and in relation to signatures in electronic form in the documents, can, under the governing law of the relevant document, be given the same effect as if such signature were written and signed in hard copy; and (ii) have not been altered or tampered with in any way; (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (d) the Constitutional Documents are true, complete and up-to-date and in full force and effect and have not been revoked or amended; (e) the certified true copies of the Resolutions which we have sighted are true, complete, up-to-date and in full force and effect and have not been revoked or amended and that no other resolution or other action has been taken which could affect the validity of the aforesaid Resolutions or any of them; (f) none of the parties to each document or any of its respective officers or employees has any notice of any matter which would adversely affect the validity or regularity of the Resolutions, and the Resolutions were passed in accordance with the procedures set out in the Constitutional Documents and the provisions of the Companies Act 1967 of Singapore; (h) that each of the documents has been signed on behalf of the Issuer by such persons who were under no incapacity and were fully aware of the circumstances; (i) the documents constitute legal, valid, binding and enforceable obligations of the parties thereto, and are not subject to avoidance by any person, for all purposes under the laws of all relevant jurisdictions; (j) the formal requirements of the laws of the jurisdiction in which the contract is executed and delivered (to the extent that such jurisdiction is not Singapore) have been complied with; and (k) the proper issuance and accuracy of certificates of public officials and representatives of the Issuer.

Based on and subject to the foregoing, we advise you that, in our opinion, the Issuer has authorized, by all necessary corporate action under Singapore law, the execution and delivery of the Indenture and the Notes, and the Indenture and the Notes have been duly executed and delivered by the Issuer.

This opinion is limited to the laws of the Republic of Singapore and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by PepsiCo on the date hereof and to its incorporation by reference into the Registration Statement. In addition, we consent to any reference to the name of our firm under the caption “Legal Opinions” in the preliminary prospectus supplement dated February 12, 2024 and the prospectus supplement dated February 12, 2024, each of which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ WONGPARTNERSHIP LLP
WONGPARTNERSHIP LLP

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